EXHIBIT 11.0

Roslyn Bancorp, Inc.

Statement Re: Computation of Per Share Earnings

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30, 2003	For the Three Months Ended June 30, 2002
Net income available to common stockholders	$35,612	$36,741

Weighted average common shares outstanding	72,301,711	79,227,551

Basic earnings per common share	$0.49	$0.46

Weighted average common shares outstanding	72,301,711	79,227,551

Potential common stock due to dilutive effect of stock options	1,010,269	2,109,300

Total shares for diluted earnings per share	73,311,980	81,336,851

Diluted earnings per common share	$0.49	$0.45

	For the Six Months Ended June 30, 2003	For the Six Months Ended June 30, 2002
Net income	$73,070	$70,325

Weighted average common shares outstanding	73,356,238	79,968,718

Basic earnings per common share	$1.00	$0.88

Weighted average common shares outstanding	73,356,238	79,968,718

Potential common stock due to dilutive effect of stock options	1,005,988	1,816,922

Total shares for diluted earnings per share	74,362,226	81,785,640

Diluted earnings per common share	$0.98	$0.86

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